Richard Chiang

ANDES 6 Inc.

16192 Coastal Highway

Lewes, DE 19958

July 1, 2015

Board of Directors of ANDES 6 Inc.

16192 Coastal Highway

Lewes, DE 19958

In connection with the executed share purchase agreement (SPA) with Robert Wiebort, dated July 1, 2015, please accept this notice that effective today, July 1, 2015, I hereby resign from my positions and all duties as President, CEO, Treasurer, Secretary and Chairman of the Board of Directors, of ANDES 6 Inc.

Sincerely,

/s/ Richard Chiang

Richard Chiang

President, CEO, Treasurer, Secretary and Chairman of the Board of Directors

ANDES 6 Inc.

1